WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934



(AMENDMENT NO.                         1 )*


NAME OF ISSUER:State Street Research Growth Fund



TITLE OF CLASS
OF SECURITIES: Common



CUSIP:                         857481105



Check the following box if a fee is being paid with this statement [       ].

(A fee is not required if the filing person:(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13-d-7).

* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act(however, see the Notes).


                             13G


CUSIP NO.                      857481105


             1 NAME OF REPORTING PERSON
               S.S. OR I.R.S. ID NO      Fiduciary Trust Company International
               OF ABOVE
               PERSON                    13-5069335


             2 CHECK THE APPROPRIATE     (A)              (B)   XX
               BOX IF A MEMBER OF A
               A GROUP*

             3 SEC USE ONLY


             4 CITIZENSHIP OR PLACE OF ORGANIZATION       New York State




   NUMBER OF   5 SOLE VOTING POWER                              324767
    SHARES
 BENEFICIALLY  6 SHARED VOTING POWER                             59661
   OWNED BY
     EACH      7 SOLE DISPOSITIVE POWER                          81905
   REPORTING
    PERSON     8 SHARED DISPOSITIVE POWER                       302523
     WITH


9              AGGREGATE AMOUNT BENEFICIALLY OWNED              384428
               BY EACH REPORTING PERSON


            10 CHECK BOX IF THE AGGREGATE AMOUNT IN
               ROW (9) EXCLUDES CERTAIN SHARES *


            11 PERCENT OF CLASS REPRESENTED BY                    7.06
               IN ROW 9


            12 TYPE OF REPORTING PERSON*                            BK




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934

(AMENDMENT NO.                         1

ITEM 1
(a) Name of Issuer                       State Street Research Growth Fund


(b)Address of I                          One Financial Center
    Executive Offices:                   Boston, MA 02111


ITEM 2
(a) Name of Person Filing                Fiduciary Trust Company International


(b) Address of Principal
   Business Office or,if none,residence: Two World Trade Center
                                         New York, New York 10048

(c) Citizenship:                         New York

(d) Title of Class Securities:           Common

(e) Cusip                                       857481105

ITEM 3
The person filing is:

(a)            Broker or Dealer registered under Section 15 of the Act
(b)          X Bank as defined in section 3 (a)(6) of the Act
(c)            Insurance Company as defined in section 3(a)(19) of the Act
(d)            Investment Company registered under section 8 of the Investment
               Company Act.
(e) Investment Advisor registered under section 203 of the Investment Advisors Act of 1940
(f) EBP, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b) (1) (ii) (F)
(g)            Parent Holding Company, in accordance with 240.13d-1(b) (ii) (G)
(h)            Group, in accordance with 240.13d-1(b) (1) (ii) (H)






ITEM 4
OWNERSHIP

(a)            Amount Beneficially Owned:                       384428
(b)            Percent of Class:                                  7.06
(c)            Number of shares as to which each
               person has:
               (i) sole power to vote or to direct vote         324767
               (ii)shared power to vote or to direct vote        59661
               (iii) sole power to dispose or to direct
                    disposition of                               81905
               (iv) shared power to dispose or to
                     direct the disposition of                  302523

ITEM 5
Ownership of Five Percent or Less of a Class                        NA


ITEM 6
Ownership of More Than Five Percent On Behalf of                    NA
Another Person

ITEM 7
Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent
Holding Company                                                     NA

ITEM 8
Identification and Classification of Members of the Group           NA

ITEM 9
Notice of Dissolution of Group                                      NA

ITEM 10
Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with our as a participant in any transaction having such a purpose or effect.


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE                                     SIGNATURE
      01/28/97


                                         F.K. Granville





WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934

THIS IS A COPY OF THE ORIGINALLY FILED "PAPER" SUBMISSION

(AMENDMENT NO.                           )*


NAME OF ISSUER:State Street Research Growth Fund



TITLE OF CLASS
OF SECURITIES: Common



CUSIP:                         857481105



Check the following box if a fee is being paid with this statement [       ].

(A fee is not required if the filing person:(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13-d-7).

* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).




                             13G


CUSIP NO.                      857481105


             1 NAME OF REPORTING PERSON
               S.S. OR I.R.S. ID NO      Fiduciary Trust Company International
               OF ABOVE
               PERSON                    13-5069335


             2 CHECK THE APPROPRIATE     (A)              (B)   XX
               BOX IF A MEMBER OF A
               A GROUP*

             3 SEC USE ONLY


             4 CITIZENSHIP OR PLACE OF ORGANIZATION       New York State




   NUMBER OF   5 SOLE VOTING POWER                              264299
    SHARES
 BENEFICIALLY  6 SHARED VOTING POWER                             42389
   OWNED BY
     EACH      7 SOLE DISPOSITIVE POWER                          82396
   REPORTING
    PERSON     8 SHARED DISPOSITIVE POWER                       224292
     WITH


             9 AGGREGATE AMOUNT BENEFICIALLY OWNED              306688
               BY EACH REPORTING PERSON


            10 CHECK BOX IF THE AGGREGATE AMOUNT IN
               ROW (9) EXCLUDES CERTAIN SHARES *


            11 PERCENT OF CLASS REPRESENTED BY                    5.63
               IN ROW 9


            12 TYPE OF REPORTING PERSON*                            BK




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934

(AMENDMENT NO.                           )

ITEM 1
(a) Name of Issuer                       State Street Research Growth Fund


(b)Address of Issuer's Principal         One Financial Center
    Executive Offices:                   Boston, MA 02111


ITEM 2
(a) Name of Person Filing                Fiduciary Trust Company International


(b) Address of Principal
   Business Office or,if none, residence:Two World Trade Center
                                         New York, New York 10048

(c) Citizenship:                         New York

(d) Title of Class Securities:           Common

(e) Cusip                                       857481105

ITEM 3
The person filing is:

(a)            Broker or Dealer registered under Section 15 of the Act
(b)          X Bank as defined in section 3 (a)(6) of the Act
(c)            Insurance Company as defined in section 3(a)(19) of the Act
(d)            Investment Company registered under section 8 of the Investment
               Company Act.
(e) Investment Advisor registered under section 203 of the Investment Advisors Act of 1940
(f) EBP, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b) (1) (ii) (F)
(g)            Parent Holding Company, in accordance with 240.13d-1(b) (ii) (G)
(h)            Group, in accordance with 240.13d-1(b) (1) (ii) (H)






ITEM 4
OWNERSHIP

(a)            Amount Beneficially Owned:                       306688
(b)            Percent of Class:                                  5.63
(c)            Number of shares as to which each
               person has:
               (i) sole power to vote or to direct vote         264299
               (ii)shared power to vote or to direct vote        42389
               (iii) sole power to dispose or to direct
                    disposition of                               82396
               (iv) shared power to dispose or to
                     direct the disposition of                  224292

ITEM 5
Ownership of Five Percent or Less of a Class                        NA

ITEM 6
Ownership of More Than Five Percent On Behalf of                    NA
Another Person

ITEM 7
Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent
Holding Company                                                     NA

ITEM 8
Identification and Classification of Members of the Group           NA

ITEM 9
Notice of Dissolution of Group                                      NA

ITEM 10
Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with our as a participant in any transaction having such a purpose or effect.


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE                                     SIGNATURE
      02/01/96


                                         F.K. Granville